Asia Time Corporation Expands Management Team
with CFO Appointment

HONG KONG AND LOS ANGELES, April 25, 2008 - Asia Time Corporation (Amex: TYM; “Asia Time”) today announced that Lin King Wai has joined the Company as Chief Financial Officer, effective April 21, 2008.

“Mr. Lin’s hire is a natural expansion of our management infrastructure to further support our Company’s planned growth. We welcome Mr. Lin to Asia Time and are delighted to have access to his more than 17 years of financial expertise, including experience with companies listed on the U.S. and Hong Kong stock exchanges,” said Kwong Kai Shun, Chairman and Chief Executive Officer of Asia Time Corporation. “Mr. Lin’s new appointment as CFO will allow me to focus 100 percent on chief executive duties including business development, customer relations and capital expansion.”

A certified public accountant in Hong Kong, Mr. Lin worked as an independent financial consultant prior to joining Asia Time. Previously, he was a Senior Manager at the Hong Kong Great Wall CPA Ltd. where he was responsible for tax compliance and planning, insurance company audits, U.S. IPOs and due diligence for mergers and acquisitions in China. Earlier, Mr. Lin served as Manger of Moores Roland where he was in charge of audit advisory for companies listed on the Hong Kong stock exchange, including Hong Kong IPOs. Mr. Lin also served in senior financial roles at Deloitte Touche Tohmatsu, and private accounting firms Kwan Wong Tan & Fong CPA and Li Tan Chen CPA.

About Asia Time Corporation

Asia Time is a watch movement and watch distributor headquartered in Hong Kong. The Company distributes watch movement components used in the manufacture and assembly of watches to a wide variety of timepiece manufacturers. Asia Time markets more than 350 products from over 30 vendors, including such market leaders as Citizen, Seiko and Ronda. For more information, please visit www.asiatimecorp.com.

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Asia Time Corporation

Forward Looking Statements

This press release contains certain "forward-looking statements," as defined in the United States Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. There can be no assurance that such statements will prove to be accurate and the actual results and future events could differ materially from management's current expectations. Such factors include, but are not limited to, our dependence on a limited number of suppliers, cyclicality of our business, decline in the value of our inventory, significant order cancellations or delays, competitive nature of our industry, vulnerability of our business to general economic downturn, our ability to obtain all necessary government certifications and/or licenses to conduct our business, changes in the laws of the People's Republic of China that affect the Company's operations, development of a public trading market for the Company's securities, cost of complying with current and future governmental regulations and the impact of any changes in the regulations on the Company's operations and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities. The risks included here are not exhaustive. The Company undertakes no obligation to publicly update or revise any forward- looking statements, whether as a result of new information, future events or otherwise.

Media and Investor inquiries:

Financial Profiles, Inc.
Kristen McNally/Brandi Floberg
(310) 277-4711
asiatime@finprofiles.com

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